                                                                     EXHIBIT 3.1


                              ARTICLES OF AMENDMENT
                                       OF
                             RF MICRO DEVICES, INC.

         The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

         1.       The name of the corporation is RF Micro Devices, Inc.

         2. The following amendment to the Articles of Incorporation of the corporation was adopted by its shareholders on the 25th day of July, 2000, in the manner prescribed by law:

         The corporation's Articles of Incorporation are amended by deleting
Article 2(a) thereof in its entirety and substituting the following Article 2(a) therefor:

                  (a) Authorized Shares. The number of shares of stock that the Corporation shall have the authority to issue is (i) 500,000,000 shares of common stock, no par value (the "Common Stock") and (ii) 5,000,000 shares of one or more classes of preferred stock, no par value, to be established by the Board of Directors of the Corporation as provided herein (the "Preferred Stock") or one or more series within a class so established.

         3.       These Articles of Amendment will become effective upon filing.

         This the 26th day of July, 2000.

                                RF Micro Devices, Inc.


                                By: /s/ David A. Norbury
                                    --------------------------------------------
                                    Name: David A. Norbury
                                    Title: President and Chief Executive Officer